Exhibit 23.2

NSA NETHERLAND, SEWELL & ASSOCIATES, INC. CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our firm’s reserves report dated February 20, 2013, entitled Estimates of Reserves and Future Revenue to the KKR Financial Holdings LLC Interest in Certain Oil and Gas Properties located in the Eagle Ford Shale, La Salle and McMullen Counties, Texas as of December 31, 2012 and our firm’s report dated February 21, 2013 entitled Estimates of Reserves and Future Revenue to the KKR Financial Holdings, LLC Interest in Certain Oil and Gas Properties located in Louisiana, Mississippi, and Texas as of December 31, 2012 in the sections “Business,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Gas Data (Unaudited)” in the KKR Financial Holdings LLC Annual Report on Form 10-K for the year ended December 31, 2012, (the “10-K”) and in its registration statement (No. 333-167479) on Form S-3. We further consent to the inclusion of our Letter Reports dated February 20, 2013 and February 21, 2013 as Exhibit 99.1 in the 10-K. NETHERLAND, SEWELL & ASSOCIATES, INC. By: /s/ J. Carter Henson, Jr. J. Carter Henson, Jr. Senior Vice President Houston, Texas February, 22, 2013 Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.